Exhibit 99.1


                CHEROKEE INTERNATIONAL PROMOTES MUKESH PATEL TO
                 EXECUTIVE VICE PRESIDENT OF GLOBAL OPERATIONS

Tustin, CA, June 16, 2005 - Cherokee International Corporation (NASDAQ: CHRK), a leading provider of custom-designed power supplies, today announced it has promoted Mukesh Patel to Executive Vice President of Global Operations. Mr. Patel replaces Clark Hickock, who recently left the company to pursue other interests closer to his home in San Diego, California.

Mr. Patel has served as Cherokee's Vice President of Information Technology since August 1996. Prior to that, he served as Vice President of Operations at Bikor Corporation until Cherokee acquired substantially all of the assets of Bikor. In his new position, Mr. Patel will continue to report directly to the president and chief executive officer. He will oversee manufacturing operations and manage Cherokee's global supply chain for facilities located in the United States, Mexico, Belgium, India and China.

"Over the past year, Mr. Patel has worked very closely with our operations team to implement new processes and procedures that will contribute to the efficient performance of our manufacturing operations," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "His strong understanding of our global operations will bring added value to Cherokee for years to come."


Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.

About Cherokee International

Cherokee International Corporation designs and manufactures high-reliability custom and standard power supplies for original equipment manufacturers. The company's advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

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